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                              Wachovia Corporation
                    Computation of Earnings Per Common Share


                                                                     Exhibit 11



                                     Three Months Ended         Six Months Ended
                                         June 30                    June 30
                                    ------------------         ------------------
                                      1994        1993           1994        1993
                                     ------      ------         ------      ------
PRIMARY (in thousands,
  except per share amount)

Average common shares outstanding    171,298    172,979        171,372     172,449
Dilutive common stock options -
  based on treasury stock method
  using average market price           1,178      1,662          1,200       1,633
Dilutive common stock awards -
  based on treasury stock method
  using average market price              82         71             76          67
                                    --------   --------       --------    --------
Average primary shares outstanding   172,558    174,712        172,648     174,149
                                    ========   ========       ========    ========

Net income                          $134,141   $123,123       $258,940    $244,691
                                    ========   ========       ========    ========

Per share amount                    $    .78   $    .71       $   1.50    $   1.41

FULLY DILUTED (in thousands,
  except per share amount)

Average common shares outstanding    171,298    172,979        171,372     172,449
Dilutive common stock options -
  based on treasury stock method
  using higher of period-end market
  price or average market price        1,188      1,662          1,216       1,633
Dilutive common stock awards -
  based on treasury stock method
  using higher of period-end market
  price or average market price           82         71             76          71
Convertible notes assumed converted      629      1,292            634       1,712
                                    --------   --------       --------    --------
Average fully diluted
  shares outstanding                 173,197    176,004        173,298     175,865
                                    ========   ========       ========    ========

Net income                          $134,141   $123,123       $258,940    $244,691
Add interest on convertible
  notes after taxes                      133        250            266         610
                                    --------   --------       --------    --------

Adjusted net income                 $134,274   $123,373       $259,206    $245,301
                                    ========   ========       ========    ========

Per share amount                    $    .78   $    .70       $   1.50    $   1.39
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